EXHIBIT 99.2

On August 5, 2009, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings and welcome to the inTEST Corporation second quarter results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Frank Coladonato, Vice-President of Finance for inTEST Corporation. Thank you, Mr. Coladonato, you may begin.

Frank Coladonato:

Thank you. Good afternoon and welcome to today's second quarter 2009 results call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the second quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Susan Dawson of inTEST at 856-424-6886, ext 200 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following: changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with the Company's products; implementation of additional restructuring initiatives; costs associated with compliance with new regulations and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, the Company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you Frank and welcome everyone to today's call.

What George Burns at Strategic Marketing Associates has characterized as "the most severe recession to hit the advanced industrial economies since the 1930's" has concurrently included the deepest downturn in the history of our industry. However, there are indications that the worst is behind us and that we have seen the bottom of the cycle during the quarter ended June 30, 2009. According to SEMI, the three-month moving average of semiconductor equipment sales was up for the first time in 14 months by 1.4% in May. Strategic Marketing Associates expects semiconductor equipment growth to continue well into the next year with capital spending, the industry's broadest measure of spending, growing by 31%.

As I stated in our earnings release, our docking equipment business normally leads us out of a downturn and we have indeed seen a significant return of that business during fiscal Q2 of this year. It has also been our experience that our thermal products business cycle follows our mechanical and electrical products business cycle by several quarters, both in entering and recovering from a downturn. These observations appear to be holding true in this cycle. While our consolidated bookings in Q2 increased 21% over the previous quarter, our Mechanical Product segment's bookings increased a whopping 90% over the first quarter of 2009. Conversely, our Thermal Products segment bookings declined 9% in the second quarter from the level achieved in the first quarter. We do expect improvement in the Thermal business nearer the end of 2009.

Before I discuss each of our business groups, please note that we have updated the group titles to more accurately describe their primary products. Mechanical Products covers the manipulator and docking business; Electrical Products covers our Silicon Valley Tester Interface business; and Thermal Products cover the Temptronic and Sigma Systems businesses.

First, Mechanical Products, specifically docking hardware, are leading us out of the downturn. We have been quoting to and booking orders from a fairly diverse field of customers indicating that general recovery is in the works. It is worth mentioning that business is coming primarily from end users as opposed to the OEM's, that is the tester, handler and wafer prober manufacturers. This is noteworthy in that past business has been split anywhere from 60/40 to 40/60 between end users and OEM's. This would indicate to us that sales of testers, handlers, and probers are still lagging. We expect this to change in the latter part of 2009. Our manipulator business is tied directly to tester sales and thus should accompany the recovery of tester sales.

Our Electrical Products have been slow to recover, however we have recently seen significant increases in both quote activity and bookings in this area. The encouraging news is that much of the quote and bookings activity is for products that were designed at the beginning of the downturn and now are finally being purchased.

Our Thermal Products group is a mixed bag. Temptronic has experienced a downturn in both Thermostream and ThermoChuck product lines. Although ThermoStream-based products are sold both to semiconductor industry customers and non-semiconductor industry customers, the business downturn has been non-discriminatory and affecting both semi and non-semi customers. We expect this business to recover with the general economy near the end of the year. The ThermoChuck business is highly dependent on OEM sales which are most likely to recover near the end of the year also.

The integration of Sigma Systems has proceeded smoothly and their bookings and sales have met expectations in spite of the turndown.

I will now turn the call over to Hugh for detailed financial information.

Hugh Regan, Jr.:

Thanks Bob.

Net revenues for the quarter ended June 30, 2009 were $4.7 million, compared to $4.4 million in the first quarter of 2009. The net loss for the second quarter of 2009 was $(2.0) million or $(0.20) per diluted share, compared to a net loss of $(2.8) million or $(0.28) per diluted share for the first quarter of 2009.

For the second quarter of 2009, end-user net revenue was $4.4 million or 94% of net revenues compared with $4.1 million or 93% of net revenues in the first quarter of 2009. OEM net revenue was $261,000 or 6% of net revenues in the first quarter, compared with $246,000 or 7% of net revenues in the first quarter. Net revenues from markets outside of semiconductor test were $382,000 or 9% of net revenues in the second quarter of 2009, compared to $940,000 or 20% of net revenues in the first quarter.

On a product segment basis, net revenues for the Mechanical Products segment were $2.1 million or 45% of net revenues in the second quarter of 2009, compared with $1.0 million or 23% of net revenues in the first quarter of 2009.

Our Thermal Products segment had net revenues of $2.4 million or 51% of net revenues in the second quarter of 2009, compared with $3.0 million or 68% of net revenues in the first quarter.

Finally, our Electrical Products segment reported net revenues of $200,000 or 4% of net revenues in the second quarter of 2009, compared with $399,000 or 9% of net revenues in the first quarter of 2009.

The company's overall gross margin for the quarter ended June 30, 2009 was $1.4 million or 30.3% of net revenues, compared to $803,000 or 18.3% for the first quarter of 2009. Material cost was 29.6% of net revenues in the second quarter of 2009 compared to 29.8% in the first quarter, basically unchanged. The significant improvement in the gross margin in the second quarter was the result of a $343,000 reduction in fixed manufacturing costs in addition to higher revenue levels, which better absorbed our reduced manufacturing costs.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense was $1.0 million or 22% of net revenues for the second quarter, compared to $1.1 million or 26% of net revenues in the first quarter, a decrease of $101,000 or 9%. The decrease was primarily due to reduced salaries and benefit expense, resulting from recent headcount reductions, which was partially offset by an increase in sales commission expense.

Engineering and product development expense was $576,000 or 12% of net revenues for the second quarter, compared to $757,000 or 17% of net revenues in the first quarter of 2009, a decrease of $181,000 or 24%. The decline was primarily due to reduced salary and benefits expense, resulting from recent headcount reduction.

General and administrative expense was $1.4 million or 29% of net revenues in the second quarter, compared to $1.7 million or 38% of net revenues in the first quarter of 2009, a decrease of $310,000 or 18%. The decrease was primarily related to reduced salary and benefits expense, resulting from recent headcount reduction. This reduction was partially offset by higher levels of third-party professional fees related to the retention of a financial advisor by the Company earlier in the second quarter as well as increased corporate legal fees.

Restructuring and other charges were $269,000 for the second quarter compared to $60,000 in the first quarter of 2009. The Company has significantly reduced staff over the last three quarters. Consolidated headcount has been reduced from 184 employees at September 30, 2008 to 115 employees as of June 30, 2009, a reduction of 69 staff or 38%. We closed our Southern German manufacturing facility, which was located in Amerang, Germany late in the fourth quarter of 2008 and we are in the process of closing our Japanese operation, which we expect to complete in the third quarter of 2009. In addition, we have suspended manufacturing in Singapore and have centralized manufacturing of all Mechanical Products in Cherry Hill New Jersey. The actions we have taken, which have included the headcount reductions and facility closures I discussed earlier, as well as temporary reductions in employee salaries and benefits, have reduced our operating expenses by approximately $7.4 million on an annual basis.

Other expense was $121,000 in the second quarter of 2009 compared to other income of $81,000 in the first quarter of 2009. The decrease was the result of going from $46,000 in foreign exchange gains in the first quarter to foreign exchange losses of $147,000 in the second quarter of 2009.

Our pre-tax loss was $(2.0) million or $(0.20) per diluted share in the second quarter compared to a pre-tax loss of $(2.8) million or $(0.28) per diluted share in the first quarter.

Income tax benefit was $8,000 for the second quarter compared to income tax expense of $1,000 for the first quarter and our effective tax rates were not meaningful.

Our net loss for the second quarter was $(2.0) million or $(0.20) per diluted share, compared to a net loss of $(2.8) million or $(0.28) per diluted share for the first quarter. Diluted average shares outstanding were approximately 10 million for both the first and second quarters of 2009.

Cash and cash equivalents at June 30, 2009 were approximately $4.6 million, down $630,000 from the $5.2 million at the end of March. Our cash burn in the first quarter was $1.9 million, which decreased to $1.6 million in the second quarter of 2009. Late in the second quarter we received $944,000 in cash from the termination of several life insurance policies held by our Japanese subsidiary which we are in the process of closing. We expect to use approximately $500,000 of this amount to fund the retirement benefits of our Japanese staff and the balance will be available for working capital purposes. Our cash balance was $4.2 million as of July 31st - reflecting reduced third quarter cash burn rate we expect as a result of our cost containment actions. Our Mechanical Products segment operations are currently shipping at cash breakeven to cash positive and our Electrical Products segment is currently booking business in the third quarter at a breakeven rate, which we would expect to be shipping later this quarter or early in the fourth quarter. Our Thermal Products business is still experiencing declines in demand and we cannot yet determine when it will achieve cash breakeven. However, we currently expect to burn approximately $1.0 million in cash in the third quarter of 2009.

Capital expenditures during the second quarter of 2009 were $8,000 compared to $33,000 during the first quarter.

As Bob previously noted, bookings increased in the second quarter of 2009 to $4.6 million from $3.8 million in the first quarter, an increase of $803,000 or 21%. Our bookings included non-semiconductor related orders of $189,000 or 4% of total orders in the second quarter, compared to $785,000 or 21% of total orders booked in the first quarter. Our backlog at the end of the second quarter was $1.7 million, down from $1.8 million at the end of the first quarter.

That's it for my financial review at this time. We'll now open up for Q&A. Operator.

Operator:

Thank you. Ladies and gentlemen we will now be conducting a question-and-answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Once again, that's star-one to ask a question. We have no questions in the queue at this time.

* * * * * * * * * * * * * * * * * * * * * * * * *

[Non-material closing remarks omitted]